Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/Sheila Stuewe
DRG&L / 713-529-6600

BASIC ENERGY SERVICES REPORTS

THIRD QUARTER 2012 RESULTS

FORT WORTH, Texas – October 25, 2012 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the third quarter and nine months ended September 30, 2012.

THIRD QUARTER HIGHLIGHTS

Third quarter 2012 revenue decreased 6%, to $340.4 million from $361.5 million in the second quarter of 2012, and declined 2% from the $346.0 million reported in the third quarter of 2011.

On an as-reported basis, third quarter 2012 net income was $6.5 million, or $0.16 per diluted share. Third quarter 2012 net income before special items was $8.3 million, or $0.21 per diluted share, and excluded approximately $1.8 million ($3.0 million pre-tax), or $0.05 per diluted share, of relocation costs, including severance and retention benefits, associated with the relocation of Basic’s corporate headquarters to Fort Worth, Texas.

In the second quarter of 2012, Basic reported net income of $14.7 million, or $0.36 per diluted share. Second quarter 2012 net income before special items was $16.0 million, or $0.39 per diluted share, and excluded approximately $635,000 ($1.0 million pre-tax), or $0.02 per diluted share, of relocation costs, including severance and retention benefits, associated with the relocation of Basic’s corporate headquarters to Fort Worth, Texas. The results also excluded $1.8 million ($2.9 million pre-tax), or $0.04 per diluted share, of prior years’ state sales and use taxes associated with an audit that is currently being resolved, and a $1.1 million ($1.9 million on a pre-tax basis), or $0.03 per diluted share, refund on Texas margin taxes related to 2008.

In the third quarter of 2011, Basic reported net income of $26.6 million, or $0.64 per diluted share, which included a $631,000 tax adjustment related to the first quarter’s early extinguishment of its $225 million 11.625% Senior Secured Notes due 2014 (“2014 Notes”). Excluding the impact related to that adjustment, net income in the third quarter of 2011 was $27.2 million, or $0.66 per diluted share.

Adjusted EBITDA for the third quarter of 2012 declined 11% to $77.2 million, or 23% of revenue, from $87.1 million, or 24% of revenue, in the second quarter of 2012. In the third quarter of 2011, Basic generated Adjusted EBITDA of $98.8 million, or 29% of revenue. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, relocation costs, loss on tax audits, loss on early extinguishment of debt, and the net gain or loss from the disposal of assets. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.

Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Our third quarter results held up well considering the challenging environment we have been operating under for the past several months. Steadily weakening demand combined with increased competition have combined to cap if not reduce utilization and pricing in most of our geographic markets and business segments.

“Our Completion and Remedial segment experienced continued fierce competition in the stimulation market which accounted for virtually all of the reduction in the segment revenue and the 120 basis point sequential decline in the segment margin. Reductions in sand and guar costs accounted for about a third of the revenue decline but margins suffered due to historically high levels of discounting in stimulation services. On the other hand, the other major sub-segments of Rental and Fishing services, Cementing and Coil Tubing maintained their revenue streams flat with the second quarter and supported the relatively strong sequential segment margins. We anticipate continued competitive pressures across all services in this segment until the active rig count moves higher.

“Utilization and pricing came under pressure in our Fluid Services segment driving the 370 basis point reduction in the segment margin. Drilling activity declined through the quarter in the Permian Basin and the Eagle Ford markets just as new entrants were trying to gain a foothold in those markets. Since this segment is driven primarily by frac activity, we expect competitive pressures to continue over the near term.

“Well Servicing operations produced solid results in the third quarter due to our customers continuing to spend on maintaining production. Utilization and pricing in oily markets remained stable driving segment margins higher by 310 basis points. As we move into the fourth quarter, we anticipate that our well servicing utilization will be reduced by typical seasonal factors including holidays, weather and fewer daylight hours.”

“Our drilling rig utilization trailed off slightly at the end of the quarter after operating at 90% utilization in July and August. We incurred delays between wells on several of our rigs that were on a well to well basis. We also used one of our rigs on an internal project in our fluid services segment, which negatively impacted utilization. While we expect to maintain utilization above 80% over the near term, we anticipate increased competition in the shallow rig market will drive day rates 5% to 10% lower on contract renewals.

“Many of our customers have spent their 2012 budgets or have started to scale back their spending waiting for the current economic and political uncertainties to dissipate. Preliminary feedback from our customers indicates capital spending in 2013 will likely be similar to this year, although it’s uncertain when that spending will be initiated. As stated previously, we expect the seasonal slowdown in the fourth quarter to be more pronounced than normal but also see that weakness extending into the first quarter of 2013. We now anticipate that our fourth quarter revenue will decline from five to seven percent sequentially along with a 200 basis points deterioration in our segment profit margin.

“We remain focused on maintaining our market share, carefully deploying our capital spending and controlling costs in the current operating environment. With the completion of our bond offering in October, we have ample liquidity to take advantage of any fallout this competitive market may create for acquisition opportunities. We expect to close on at least one transaction before the end of the year.

2012 FIRST NINE MONTHS HIGHLIGHTS

Revenues increased 21% to $1.1 billion for the first nine months of 2012 compared to $888.9 million during the comparable period of 2011. Adjusted EBITDA for the first nine months of 2012 rose to $256.6 million, or 24% or revenue, compared to $235.1 million, or 26% of revenue, for the comparable period in 2011. Adjusted EBITDA excludes all one-time items listed above and is reconciled in note 2 under the accompanying financial tables.

For the nine-month period ended September 30, 2012, Basic reported net income of $40.8 million, or $0.98 per diluted share. Excluding the tax and relocation items mentioned above for the second and third quarters, Basic generated net income of $44.0 million, or $1.06 per diluted share. For the nine-month period ended September 30, 2011, Basic reported net income of $24.7 million, or $0.59 per share, which included the tax adjustment noted above, as well as a $28.3 million, or $0.70 per diluted share, after-tax ($49.4 million pre-tax) charge related to the early extinguishment of its 2014 Notes and the termination of its prior revolving credit facility and an after-tax gain of $1.5 million, or $0.04 per diluted share, related to the sale of an office complex. Excluding those items, Basic generated net income of $53.3 million, or $1.28 per diluted share.

Business Segment Results

Completion and Remedial Services

Completion and Remedial Services revenue declined eight percent to $143.3 million in the third quarter of 2012 from $156.6 million in the prior quarter. Revenue declined due to pricing declines from increased competition in our busier oily markets and lower pass-through costs for sand and chemicals. In the third quarter of 2011, this segment generated $157.1 million in revenue. The year-over-year decline in revenue resulted from pricing declines caused by increased competition as a result of competitors’ migration of equipment into oily markets.

Segment profit in the third quarter of 2012 declined to $56.4 million compared to $63.5 million in the prior quarter. Segment margin for the 2012 third quarter decreased to of 39% from 41% in the prior quarter, due to lower pricing. During the third quarter of 2011, segment profit was $72.7 million, or 46% of revenue.

As of September 30, 2012, Basic had approximately 277,000 hydraulic horsepower (hhp), the same as at the end of the previous quarter and up from 269,000 hhp as of September 30, 2011.

Fluid Services

Fluid Services revenue in the third quarter of 2012 declined seven percent to $84.4 million compared to $90.6 million in the prior quarter. During the third quarter of 2011, this segment generated $87.4 million in revenue. The weighted average number of fluid services trucks rose one percent to 931 during the third quarter of 2012, increasing by 13 trucks from the weighted average truck count of 918 during the second quarter of 2012. The weighted average number of fluid services trucks was 869 during the third quarter of 2011. Truck hours during the third quarter of 2012 dipped slightly to 551,600 from 552,400 in the second quarter of 2012, and were down two percent compared to 563,900 in the same period in 2011. The average revenue per fluid service truck was $91,000 in the third quarter of 2012, down eight percent from $99,000 in the prior quarter and declining 10% percent compared to $101,000 in the same period in 2011. The sequential decrease in revenue per truck was due to a lower pricing from increased competition in oily markets and lower non-trucking revenues, including frac tank rentals and skim oil sales.

Segment profit in the third quarter of 2012 was $27.0 million, or 32% of revenue, compared to $32.4 million, or 36% of revenue, in the prior quarter and $32.7 million, or 37% of revenue, in the same period in 2011.

Well Servicing

Well Servicing revenue decreased one percent to $97.5 million during the third quarter of 2012 compared to $98.7 million in the prior quarter. In the third quarter of 2011, revenues were $89.7 million. Revenue from the Taylor Rig manufacturing operations was $6.4 million, up from $6.0 million in the second quarter of 2012. At September 30, 2012, the well servicing rig count was 431, the same as at the end of the prior quarter. The weighted average number of well servicing rigs was 431 during the third quarter of 2012, the same as the prior quarter, and up four percent from 415 during the third quarter of 2011. Rig hours declined three percent to 226,400 in the third quarter of 2012, compared to 232,500 in the previous quarter, and were up two percent from 222,100 in the comparable quarter last year.

Rig utilization was 73% in the third quarter of 2012, compared to 75% in the prior quarter and 75% in the third quarter of 2011. Excluding revenues associated with the Taylor Rig manufacturing operations, revenue per well servicing rig hour increased almost one percent to $402 in the third quarter of 2012 from $399 in the previous quarter. The increase in revenue per hour was due to higher proportion of plugging rig hours and an increase in rig hours in our Appalachian region in the third quarter, which both have a higher rate per rig hour. On a year-over-year basis, revenue per well servicing rig hour was up four percent compared to the $386 reported in the third quarter of 2011.

Segment profit in the third quarter of 2012 rose to $29.6 million from $26.9 million in the prior quarter and increased from $27.5 million in the same period in 2011. Segment profit margins increased to 30% in the third quarter of 2012, from 27% in the previous quarter. In the third quarter of 2011, segment margins were 31%. Segment margins rose in the third quarter of 2012, compared to the second quarter, due to stable pricing accompanied with lower maintenance expenses.

Contract Drilling

Contract Drilling revenue declined three percent sequentially to $15.1 million during the third quarter of 2012 compared to $15.6 million in the second quarter of 2012. During the third quarter of 2011, this segment generated $11.7 million in revenue. Basic operated twelve drilling rigs during the third quarter of 2012, the same number of rigs as in the previous quarter and up from ten rigs in the third quarter of 2011. Revenue per drilling day in the third quarter of 2012 was $15,800, up two percent from $15,500 in the previous quarter and up eight percent from $14,600 in the third quarter of 2011.

Rig operating days during the third quarter of 2012 declined six percent to 957, producing a utilization rate of 87%, compared to 1,007, or 94% utilization, in the prior quarter. The sequential decrease in drilling days was mainly due to delays experienced on several of rigs that operate on a well-to-well basis. Rig operating days were 802, producing a utilization of 87% in the comparable period in 2011.

Segment profit in the third quarter of 2012 was $5.1 million, down from $5.8 million in the prior quarter and up from $3.7 million in the third quarter of 2011. Segment margin of 34% declined sequentially from 37% in the second quarter of 2012 due to lower operating days. Last year in the comparable period, segment margin was 32%.

G&A Expense

General and Administrative (“G&A”) expense in the third quarter of 2012 was $44.1 million. Excluding the $3.0 million charge for relocation costs, G&A expense was $41.1 million, or 12% of total revenue. Last quarter’s G&A expense was $41.6 million, or 11% of revenue, excluding $1.0 million of relocation costs and $2.9 million in prior years’ state and use tax assessment. During the third quarter of 2011, G&A expense was $38.0 million, or 11% of total revenue.

Corporate Headquarters Relocation Cost

The Company announced during the second quarter of 2012 that its corporate headquarters was being relocated to Fort Worth, Texas from Midland, Texas. A transition plan was developed to provide for the move of Basic’s corporate headquarters, including relocation benefits for employees who were transferring, and severance and retention benefits for employees who were not continuing with the Company after the move. As a result, Basic recognized charge of $3.0 million in the third quarter and $1.0 million in the second quarter of 2012. It is anticipated that Basic will incur approximately $3.2 million in additional costs through the completion of the relocation process in the fourth quarter, bringing the total relocation cost to $7.2 million.

Depreciation and Amortization Expense

Depreciation and amortization expense in the third quarter of 2012 was $48.3 million compared to $45.5 million in the second quarter of 2012. The sequential increase was mainly due to $61 million in capital expenditures during the third quarter.

Recent Events

On October 10, 2012, Basic sold certain assets in the Rocky Mountain region at auction. The sale of these assets did not represent an exit from a geographic market or a service line of the Company. During the third quarter of 2012, these assets generated approximately $600,000 of revenue compared to $3.0 million during the second quarter of 2012, which was included in our Fluid Services segment. Total consideration from the sale was approximately $6.4 million, will result in a gain of approximately $2.7 million. This gain on sale of assets will be recognized in the fourth quarter of 2012.

On October 16, 2012, Basic closed its private offering of $300.0 million of 7.75% Senior Notes due 2022, which bear interest at a rate of 7.75% per annum. The notes were sold to investors in a private placement at 100% of their face amount. Basic used, and may use, a portion of the net proceeds from the offering to fund the tender offer and consent solicitation for its existing 7.125% Senior Notes due 2016 and may use a portion of the net proceeds to redeem any of the 7.125% Senior Notes not purchased in the tender offer. The remainder of the net proceeds will be used for general corporate purposes. A pre-tax charge of $7.9 million for the early extinguishment of the 7.125% Senior Notes will be recorded in the fourth quarter of 2012.

Cash and Total Liquidity

Basic had cash and cash equivalents of approximately $104 million at September 30, 2012, the same as at June 30, 2012 and up from $78 million on December 31, 2011. At the end of the third quarter of 2012, total liquidity was $332 million, which included $228 million in availability under Basic’s $250 million revolving credit facility. Adjusted for the bond offering that was completed in October, pro forma cash and total liquidity at September 30, 2012 was $166 million and $394 million, respectively.

Share Repurchase Program Update

During the third quarter of 2012, Basic repurchased 661,773 shares at an average cost of $9.64 per share. Since the reinstatement of the share repurchase program on May 23, 2012 through September 30, 2012. Since May 23, 2012, a total of 1,196,788 shares have been repurchased at an average cost of $9.51 per share.

Capital Expenditures

During the first nine months of 2012, total capital expenditures, including capital leases of $47.4 million, were approximately $174.1 million, comprised of $65.9 million for expansion projects, $92.4 million for sustaining and replacement projects and $15.8 million for other projects. Expansion capital spending included $33.8 million for the Completion and Remedial Services segment, $20.7 million for the Fluid Services segment, $6.2 million for the Contract Drilling segment and $5.2 million for the Well Servicing segment. Other capital expenditures were mainly for facilities and IT infrastructure.

We expect that capital expenditures for 2012 will be approximately $200 million.

Conference Call

Basic will host a conference call to discuss its third quarter 2012 results on Friday, October 26, 2012, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9645 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until November 9, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4567357#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 5,700 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.

Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2011 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.

Consolidated Statements of Operations, Comprehensive Income and Other Financial Data

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$143,348	$157,121	$464,328	$376,435
Fluid services	84,422	87,444	270,339	241,204
Well servicing	97,502	89,710	292,127	242,738
Contract drilling	15,128	11,712	46,021	28,519

Total revenues	340,400	345,987	1,072,815	888,896

Expenses:
Completion and remedial services	86,988	84,470	277,111	208,230
Fluid services	57,411	54,731	178,479	154,647
Well servicing	67,949	62,167	207,063	168,016
Contract drilling	10,043	7,972	30,080	19,850
General and administrative (1)	44,063	38,049	130,961	103,528
Depreciation and amortization	48,272	41,348	137,792	109,112
(Gain)/Loss on disposal of assets	424	65	3,123	(698)

Total expenses	315,150	288,802	964,609	762,685

Operating income (loss)	25,250	57,185	108,206	126,211
Other income (expense):
Interest expense	(15,078)	(15,397)	(45,133)	(38,581)
Interest income	8	1,538	31	1,566
Loss on early extinguishment of debt	—	—	—	(49,366)
Other income	260	183	624	442

Income from continuing operations before income taxes	10,440	43,509	63,728	40,272
Income tax benefit expense	(3,976)	(16,914)	(22,896)	(15,620)

Net Income	$6,464	$26,595	$40,832	$24,652

Earnings per share of common stock:
Basic	$0.16	$0.66	$1.00	$0.61

Diluted	$0.16	$0.64	$0.98	$0.59

Other Financial Data:
EBITDA (2)	$73,782	$98,716	$246,622	$186,399
Adjusted EBITDA (2)	77,166	98,781	256,619	235,067
Capital expenditures:
Acquisitions, net of cash acquired	1,348	215,938	43,117	215,948
Property and equipment	39,961	52,241	126,694	167,114

	As of
	September 30,	September 30,
	2012	2011
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$103,562	$71,612
Net property and equipment	914,293	834,185
Total assets	1,523,256	1,396,401
Total long-term debt	763,088	742,054
Total stockholders’ equity	394,641	339,958

	Three months		Nine months
	Ended September 30,		Ended September 30,
Segment Data:	2012	2011	2012	2011
Completion and Remedial Services
Segment profits as a percent of revenue	39.3%	46.2%	40.3%	44.7%
Fluid Services
Weighted average number of fluid services trucks	931	869	916	842
Truck hours (000’s)	551.6	563.9	1,684.7	1,584.3
Revenue per fluid services truck (000’s)	$91	$101	$295	$286
Segment profits per fluid services truck (000’s)	$29	$38	$100	$103
Segment profits as a percent of revenue	32.0%	37.4%	34.0%	35.9%
Well Servicing
Weighted average number of rigs	431	415	428	413
Rig hours (000’s)	226.4	222.1	690.2	612.5
Rig utilization rate	73.5%	74.8%	75.1%	69.1%
Revenue per rig hour, excluding manufacturing	$402	$386	$398	$374
Well servicing rig profit per rig hour	$124	$117	$117	$115
Segment profits as a percent of revenue	30.3%	30.7%	29.1%	30.8%
Contract Drilling
Weighted average number of rigs	12	10	12	9
Rig operating days	957	802	2,931	2,038
Revenue per day	$15,800	$14,600	$15,700	$14,000
Drilling rig profit per day	$5,300	$4,700	$5,400	$4,300
Segment profits as a percent of revenue	33.6%	31.9%	34.6%	30.4%

(1)	Includes approximately $2,993,000 and $2,162,000 of non-cash compensation expense for the three months ended September 30, 2012 and 2011, respectively. For the nine months ended September 30, 2012 and 2011, it includes approximately $8,365,000 and $5,920,000 of non-cash expenses, respectively.
(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on sales and use tax audits, loss associated with the relocation of our corporate office, loss on early extinguishment of debt, and the gain or loss on disposal of assets, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect our gain or loss on disposal of assets;

•	Adjusted EBITDA does not reflect our loss on sales and use tax audits;

•	Adjusted EBITDA does not reflect our loss associated with the relocation of our corporate office;

•	Adjusted EBITDA does not reflect our loss on early extinguishment of debt; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Reconciliation of Net Income to EBITDA:	(Unaudited)		(Unaudited)
Net income	$6,464	$26,595	$40,832	$24,652
Income taxes	3,976	16,914	22,896	15,620
Net interest expense	15,070	13,859	45,102	37,015
Depreciation and amortization	48,272	41,348	137,792	109,112

EBITDA	$73,782	$98,716	$246,622	$186,399

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on early extinguishment of debt, loss on sales and use tax audits, loss on the relocation of our corporate office, and gain or loss on disposal of assets:

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Reconciliation of Net Income to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net income	$6,464	$26,595	$40,832	$24,652
Loss on early extinguishment of debt	—	—	—	49,366
Income taxes	3,976	16,914	22,896	15,620
Net interest expense	15,070	13,859	45,102	37,015
(Gain) loss on disposal of assets	424	65	3,123	(698)
Loss on sales and use tax audit	—	—	2,884	—
Loss on relocation of corporate office	2,960	—	3,990	—
Depreciation and amortization	48,272	41,348	137,792	109,112

Adjusted EBITDA	$77,166	$98,781	$256,619	$235,067

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